UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 10, 2016

Griffin Capital Essential Asset REIT, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-54377

Maryland	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, California 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events
Amendment and Restatement of Distribution Reinvestment Plan
On October 10, 2016, the board of directors of Griffin Capital Essential Asset REIT, Inc. (the "Registrant") amended and restated the Registrant's Distribution Reinvestment Plan (the "DRP") to state that the purchase price for the shares pursuant to the DRP shall be equal to the most recently published estimated net asset value ("NAV") and to make certain other minor revisions. This Current Report on Form 8-K serves as the 10 days' notice of an amendment per the terms of the DRP. The amended and restated DRP will be effective as of October 24, 2016.
The foregoing description of certain terms of the amended and restated DRP does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the amended and restated DRP, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.
Amendment to Share Redemption Program
On October 10, 2016, the Registrant's board of directors amended the Registrant's share redemption program (the "SRP") to (i) revise the redemption price per share for shares purchased under the SRP, (ii) revise the redemption price per share in the event of death or qualifying disability, and (iii) make certain other clarifying changes regarding disability related redemptions. Pursuant to the amendment to the SRP, the redemption price per share shall be the lesser of (i) the amount paid for the shares or (ii) 95% of the NAV of the shares. The redemption price in connection with the death or qualifying disability of a stockholder shall be 100% of the NAV of the shares. This Current Report on Form 8-K serves as the 30 days' notice of an amendment per the terms of the SRP. The amendment to the SRP will be effective as of November 14, 2016.
Item 9.01.     Financial Statements and Exhibits
(d)    Exhibits.
4.1    Third Amended and Restated Distribution Reinvestment Plan
99.1    Description of Share Redemption Program, as amended

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT, Inc.

Date: October 14, 2016	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Assistant Secretary